Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-8

LANDOS BIOPHARMA, INC.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2019 EIP Common Stock	Other	155,836	$6.43(2)	$1,002,025.48	$147.60 per million	$147.90
Equity	2021 ESPP Common Stock	Other	31,167	$5.47(3)	$170,483.49	$147.60 per million	$25.16
Total Offering Amounts					$1,172,508.97		$173.06
Total Fee Offsets							—
Net Fee Due							$173.06

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2019 EIP and 2021 ESPP set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $6.43 per share, which is the average of the high and low selling prices per share of the Registrant’s common stock on March 14, 2024 as reported on the Nasdaq Capital Market.

(3) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $5.47 which is the average of the high and low selling prices per share of the Registrant’s common stock on March 14, 2024 as reported on the Nasdaq Capital Market multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.